Exhibit 10.4

Vera Bradley, Inc.
2014 Executive Severance Plan
Amended May 30, 2018
(Executive Officer)
The purpose of this Vera Bradley, Inc. 2014 Executive Severance Plan (the “Plan”) is to better provide for the retention of key employees through providing them with a higher degree of financial security, on the terms and conditions hereinafter stated. The Plan is intended to be a severance pay plan governed by Title I of ERISA primarily for the purpose of providing benefits for a select group of management or highly compensated employees.
The Plan, as set forth herein, is an employee welfare benefit plan within the meaning of Section 3(1) of ERISA, and the Company intends that the Plan be administered in accordance with the applicable requirements of ERISA. This Plan document, including Appendix A, is also the summary plan description of the Plan.

1.	Definitions. Capitalized terms in the Plan shall have the meaning set forth below, except as otherwise provided in the text of the Plan.

a.	“Accrued Amounts” has the meaning set forth in Section 3(a) hereof.

b.	“Affiliate” means any corporation that is a parent or subsidiary corporation (as Code Sections 424(e) and (f) define those terms) with respect to the Company.

c.	“Base Incentive Amount” has the meaning set forth in Section 3(b)(iii) hereof.

d.
“Base Salary” means a Participant's gross base salary (before taxes and deductions) paid by the Company to the Participant during the relevant fiscal year. Base Salary does not include any incentive, non-cash, equity or similar compensation or award, or any contributions to any employee benefit plan made on behalf of a Participant by the Company (other than contributions elected by the Participant under Code Sections 401(k) or 125).

e.	“Board” means the Board of Directors of Vera Bradley, Inc.

f.
“Cause” means: (i) an intentional act of fraud, embezzlement or theft by a Participant in connection with a Participant’s duties or in the course of a Participant’s employment with the Company or an Affiliate; (ii) a Participant’s intentional wrongful material damage to the property of the Company or its Affiliates; (iii) a Participant’s intentional material breach of Section 7 hereof while such Participant remains in the employ of the Company or an Affiliate; (iv) an act of Gross Misconduct (as defined below); or (v) a conviction for a misdemeanor involving moral turpitude or a charge of a felony; and, in each case, the reasonable, good faith determination by the Board that any such act or omission may be harmful to the Company or an Affiliate. For purposes of this Plan, “Gross Misconduct” shall mean a willful or grossly negligent act or omission that has or will have a material and adverse impact on the business or reputation of the Company or its Affiliates, or on the business of the customers or suppliers of the Company or its Affiliates as such relate to the Company. In addition, a Participant’s employment shall be deemed to have terminated for Cause if, based on facts and circumstances discovered after the Participant’s employment has terminated, the Board determines in reasonable good faith, within one (1) year after the Participant’s employment terminated, and after appropriate investigation and an opportunity for the Participant to be interviewed (with or without counsel as the Participant may determine) by a subcommittee of the independent Board members or its representative, that the Participant committed an act that would have justified a termination for Cause.

g.	“CEO Direct Report” means a Participant who is designated to be a CEO Direct Report by the Plan Administrator.

h.
“Change in Control” means the occurrence of any one or more of the following: (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Exchange Act and the rules of the Securities and Exchange Commission as in effect on the date of this Award), other than (i) Barbara Baekgaard, Patricia Miller, Mike Ray and Kim Colby and their respective heirs and descendants and any trust established for the benefit of such Persons, (ii) the Company or a company owned directly or indirectly by the shareholders of the Company in substantially the same proportions as their ownership of stock of the Company, or (iii) any employee benefit plan (or related trust) sponsored or maintained by the Company or any Affiliate, of securities of the Company representing more than twenty-five percent (25%) of the combined voting power of the Company's then outstanding securities; (b) the occupation of a majority of the seats (other than vacant seats) on the Board by Persons who were neither (i) nominated by the Board nor (ii) appointed by directors so nominated; or (c) the consummation of (i) an agreement for the sale or disposition of all or substantially all of the Company's assets, or (ii) a merger, consolidation or reorganization of the Company with or involving any other company, other than a merger, consolidation or reorganization that results in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent (50%) of the combined voting power of the voting securities of the Company (or such surviving entity) outstanding immediately after such merger, consolidation or reorganization. Notwithstanding the foregoing, any amount payable under this Plan is nonqualified deferred compensation for purposes of Code Section 409A, and if a payment of such amount would be accelerated or otherwise triggered upon a “Change in Control,” then the foregoing definition is modified, only to the extent necessary to avoid the imposition of an excise tax under Code Section 409A, to mean a “change in control event” as such term is defined for purposes of Code Section 409A.

i.	“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985 and the interpretive and regulatory guidance issued thereunder, as amended from time to time.

j.	“COBRA Benefits” has the meaning given in Section 3(b)(iv) of the Plan.

k.	“Code” means the Internal Revenue Code of 1986, as amended from time to time.

l.	“Code Section 409A” means Section 409A of the Code and all interpretive and regulatory guidance provided thereunder, as amended from time to time.

m.	“Company” means Vera Bradley, Inc.

n.	“Competitor” has the meaning given in Section 7(a)(i) of the Plan.

o.	“Confidential Information” has the meaning given Section 7(b) of the Plan.

p.	“Denial Notice” has the meaning given in Section 5(c)(i) of the Plan.

q.
“Disability” shall mean that the Participant is unable to perform substantially, by reason of physical or mental incapacity, the Participant’s duties or obligations, with or without reasonable accommodation as defined in the Americans with Disabilities Act and implementing regulations, for a period of one hundred and eighty (180) consecutive calendar days in any 360-calendar day period.

r.	“Effective Date” means June 1, 2014.

s.	“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

t.	“Exchange Act” means the Securities Exchange Act of 1934 and the regulations thereunder, as amended from time to time.

u.
“Good Reason” means the occurrence of any of the following events without the Participant’s express written consent, which event has not been (or is not able to be) cured by the Company within thirty (30) days following the Participant’s notice to the Company thereof:

i.
A material reduction by the Company of the Participant’s Base Salary, other than a reduction approved by the Compensation Committee that similarly applies to all executive employees of the Company holding the same title as the Participant, provided that such a reduction in Base Salary shall not exceed more than ten percent (10%) from the Participant’s highest Base Salary;

ii.
A material reduction by the Company of the annual bonus opportunity of a Participant, other than a reduction approved by the Compensation Committee that similarly applies to all executive employees of the Company holding the same title as the EVP Participant or SVP Participant, provided that such a reduction in annual target bonus opportunity shall not exceed more than ten percent (10%) from such EVP Participant or SVP Participant’s highest target bonus opportunity (as expressed in dollars);

iii.	A relocation of the offices of the Participant to a place greater than fifty (50) miles in distance from the current executive offices of the Company in Fort Wayne, Indiana; or

iv.	Only in the case of a Change in Control and only in the case of CEO Direct Reports, the material reduction of the Participant’s authorities, duties, or responsibilities with the Company.
A Participant must comply with the procedure set forth in Section 3(h) of this Plan in order to effect a termination for Good Reason.

v.	“Participant” means any eligible employee who is and executive officer of the Company and made a participant in the Plan by action of the Plan Administrator as specified herein.

w.	“Person” has the meaning given to such term in Sections 13(d) and 14(d)(2) of the Exchange Act.

x.	“Plan Administrator” means the Compensation Committee of the Board, or, if the Board so determines, another committee of the Board or the Board itself.

y.	“Prorated Bonus” has the meaning given in Section 3(b)(iii) of the Plan.

z.	“Separation from Service” means a Participant’s termination of employment that qualifies as a separation from service determined in accordance with Code Section 409A.

2.
Participation in the Plan. The Plan Administrator may designate any employee of the Company who is an executive officer to be a Participant. Promptly following such designation, each Participant shall be notified of his or her participation in a formal communication from the Plan Administrator or the Company. Participation in the Plan shall be determined in the Plan Administrator’s sole discretion. Once participation in the Plan has commenced, a Participant shall remain a Participant until the first to occur of (i) the termination of the Participant’s employment under circumstances not giving rise to a right to severance benefits under the Plan, (ii) the completion of the delivery of all severance benefits under the Plan following the termination of the Participant’s employment under circumstances giving rise to a right to such benefits, (iii) the Participant’s ceasing to occupy the position of Senior Vice President or higher with the Company, or (iv) the termination or expiration of the Plan pursuant to Sections 6(a) or 6(b) before termination of the Participant’s employment.

3.	Certain Obligations of the Company Following Termination of Participant's Employment.
Following termination of a Participant's employment under the circumstances described below, the Company will pay to such Participant the following compensation and provide the following benefits in addition to any benefits to which such Participant may be entitled by law in full satisfaction and final settlement of any and all claims and demands that the Participant or the Company may have against the other under this Plan.

a.
Termination of Employment for Any Reason. In the event of a Participant's termination of employment for any reason, the Company shall pay or provide such Participant (a) any unpaid Base Salary through the date of termination, (b) any benefits (including, without limitation, any unused vacation accrued) accrued and vested under the terms of the Company’s employee benefit plans, and (c) any unreimbursed expenses incurred, up to and including the effective date of such termination, to which the Participant may be entitled under the terms of any applicable policy, arrangement, plan or program, other than the Company’s annual cash bonus plan (collectively, the "Accrued Amounts").

b.
Termination Without Cause by the Company. In the event that the Company terminates a Participant's employment without Cause, other than in anticipation of, upon, or during the twenty-four (24) months after a Change in Control, such Participant shall be entitled to the following payments and benefits, subject to Sections 7 and 8 hereof:

i.	The Accrued Amounts, payable as soon as reasonably practicable following the date of termination;

ii.
Any annual bonus that has been earned in the fiscal year prior to the employment termination that has not yet been paid, payable at the time payment is made to other similarly situated executives of the Company, but in no event later than two and one-half (2½) months after the close of the year in which the Participant becomes vested in such bonus;

iii.
Provided that the Participant’s employment is terminated on a date that is later than the last day of the first fiscal quarter of the applicable fiscal year, a pro rata portion of the amount of the annual bonus, if any, the Participant would have received under the Company’s annual cash bonus plan for the year in which the Participant's employment terminated (hereinafter, the "Prorated Bonus"). The Company shall determine the annual bonus, if any, the Participant would have earned under the Company’s annual cash bonus plan had the Participant been employed through the end of the applicable period (the "Base Incentive Amount"), in accordance with the methods used to calculate the annual bonus for the Company's other similarly situated executives in the applicable annual bonus plan. The Prorated Bonus to be paid pursuant to this Section shall be determined by multiplying the Base Incentive Amount by a fraction, the numerator of which is the number of calendar days from the beginning of the applicable fiscal year in which the termination occurred through the date of termination and the denominator of which is 365. Any Prorated Bonus payment due under this Section shall be paid at the time payment is made to other similarly situated executives in the applicable annual bonus plan, but in no event later than two and one-half (2½) months after the close of the fiscal year in which the Participant ‘s employment terminated;

iv.
Payment of the Participant's COBRA premiums (sufficient to cover full family health care, if the Participant has elected family coverage) for a period of up to twelve (12) months following the termination of the Participant's employment if the Participant elects such COBRA coverage. The foregoing notwithstanding, the Company's obligation to provide the payment described in the preceding sentence shall cease on the date the Participant becomes eligible for coverage under another group health plan offered by a new employer of the Participant or covered under a group health plan of the employer of the Participant's spouse, in either case, which does not impose pre-existing condition limitations on the Participant's coverage. Nothing herein shall be construed to extend the period of time over which COBRA continuation coverage shall be provided to a Participant or the Participant’s dependents beyond that mandated by law. (The foregoing benefits are hereinafter referred to as the "COBRA Benefits");

v.
A lump sum payment equal to one and one-quarter (1.25) times the sum of (A) Base Salary, plus (B) the target annual bonus for the fiscal year of termination, payable within ten (10) calendar days after the Participant's delivery to the Company and non-revocation of an executed and enforceable Release, in accordance with and subject to Section 8.

c.
Termination for Good Reason by a Participant. In the event that a Participant terminates employment for Good Reason, other than in anticipation of, upon, or during the twenty-four (24) months after a Change in Control, such Participant shall be entitled to the following payments and benefits, subject to Sections 7 and 8:

i.	The Accrued Amounts, as soon as reasonably practicable following the date of termination;

ii.
Any annual bonus that has been earned in the fiscal year prior to the employment termination that has not yet been paid, payable at the time payment is made to other similarly situated executives of the Company, but in no event later than two and one-half (2½) months after the close of the year in which the Participant becomes vested in such bonus;

iii.
The Prorated Bonus, if any, the Participant would have received for the year in which the Participant's employment terminated, payable at the time payment is made to other similarly situated executives of the Company, but in no event later than two and one-half (2½) months after the close of the fiscal year in which the Participant's employment terminated;

iv.	The Cobra Benefits;

v.
A lump sum payment equal to one and one-quarter (1.25) times the sum of (A) Base Salary, plus (B) the target annual bonus for the fiscal year of termination, payable within ten (10) calendar days after the Participant's delivery to the Company and non-revocation of an executed and enforceable Release, in accordance with and subject to Section 8.

d.
Termination by the Company for Cause, or by a Participant without Good Reason. In the event that the Company terminates any Participant's employment for Cause, or a Participant terminates such Participant’s employment without Good Reason, the Participant shall be entitled to no further compensation or other benefits under this Plan except for the Accrued Amounts, payable in a single lump sum as soon as reasonably practicable following the date of termination.

e.
Death; Disability. In the event that a Participant's employment is terminated by reason of the Participant's death or for Disability, the Participant or the Participant's estate, as the case may be, shall be entitled to the following payments and benefits:

i.	The Accrued Amounts, as soon as reasonably practicable following the date of termination;

ii.
Any annual bonus that has been earned in the fiscal year prior to the employment termination that has not yet been paid, payable at the time payment is made to other similarly situated executives of the Company, but in no event later than two and one-half (2½) months after the close of the year in which the Participant becomes vested in such bonus;

iii.
The Prorated Bonus, if any, the Participant would have received for the year in which the Participant's employment terminated, payable at the time payment is made to other similarly situated executives of the Company, but in no event later than two and one-half (2½) months after the close of the fiscal year in which the Participant's employment terminated; and

iv.	The COBRA Benefits.

f.
Termination in Connection With a Change in Control. In the event that a Participant's employment is terminated in anticipation of, upon or within twenty-four (24) months following a Change in Control, by the Company without Cause or by the Participant for Good Reason, the Participant shall be entitled to the following payments, subject to Sections 7 and 8 hereof;

i.	The Accrued Amounts, as soon as reasonably practicable following the date of termination;

ii.
Any annual bonus that has been earned in the fiscal year prior to the employment termination that has not yet been paid, payable at the time payment is made to other similarly situated executives of the Company, but in no event later than two and one-half (2½) months after the close of the year in which the Participant becomes vested in such Bonus;

iii.
A payment equal to the Participant’s target bonus under the Company’s annual cash bonus plan prorated for the number of weeks the Participant was actually employed during the fiscal year in which the Participant's employment terminated, payable within ten (10) calendar days after the Participant's delivery to the Company and non-revocation of an executed and enforceable Release, in accordance with and subject to Section 8;

iv.	The COBRA Benefits;

v.	Reimbursement for outplacement assistance up to a maximum amount of $30,000, for a period of up to one year;

vi.
a lump sum payment equal to the sum of (A) Base Salary, plus (B) target annual bonus for the fiscal year of termination, payable within ten (10) calendar days after the Participant's delivery to the Company and non-revocation of an executed and enforceable Release, in accordance with and subject to Section 8; plusIn exchange for the Participant's continued compliance with the Restrictive Covenants in Section 7 after the date of the Change in Control, a lump sum payment equal to seventy-five (75) percent of the sum of (A) Base Salary, plus (B) target annual bonus for the fiscal year of termination, payable after the date of termination and within ten (10) calendar days after the Participant's delivery to the Company and non-revocation of an executed and enforceable Release, in accordance with and subject to Section 8, or, if the termination was in anticipation of a Change in Control, payable after the date of the Change in Control and within ten (10) calendar days after the Participant's delivery to the Company and non-revocation of an executed and enforceable Release, in accordance with and subject to Section 8; provided that, if the Participant previously has delivered and not revoked an executed an enforceable Release in connection with his termination of employment before the Change in Control, the additional Release required by this clause shall only apply to the period between the execution and delivery of an enforceable Release upon the Participant's termination of employment and the date of the Change in Control (the “CIC Severance Payment”);

g.	Section 280G

i.
If a Change in Control occurs and payments are made under Section 3(f), and a final determination is made by legislation, regulation, or ruling directed to a Participant or the Company, by court decision, or by independent tax counsel, that the aggregate amount of any payments made to a Participant under this Plan and any other agreement, plan, program or policy of the Company in connection with, on account of, or as a result of, such Change in Control ("Total Payments") will be subject to an excise tax under the provisions of Code Section 4999, or any successor section thereof ("Excise Tax"), the Total Payments shall be reduced (beginning with those that are exempt from Code Section 409A) so that the maximum amount of the Total Payments (after reduction) shall be one dollar ($1.00) less than the amount that would cause the Total Payments to be subject to the Excise Tax; provided, however, that the Total Payments shall only be reduced to the extent that the after-tax value of amounts received by the Participant after application of the above reduction would exceed the after-tax value of the Total Payments received without application of such reduction. For this purpose, the after-tax value of an amount shall be determined taking into account all federal, state, and local income, employment, and excise taxes applicable to such amount. In making any determination as to whether the Total Payments would be subject to an Excise Tax, consideration shall be given to whether any portion of the Total Payments could reasonably be considered, based on the relevant facts and circumstances, to be reasonable compensation for services rendered (whether before or after the consummation of the applicable Change in Control). To the extent Total Payments must be reduced pursuant to this Section, the Company, without consulting the Participant, will reduce the Total Payments to achieve the best economic benefit, and to the extent economically equivalent, on a pro-rata basis.

ii.
In the event that upon any audit by the Internal Revenue Service, or by a state or local taxing authority, of the Total Payments, a change is determined to be required in the amount of taxes paid by, or Total Payments made to, Participant, appropriate adjustments will be made under this Plan such that the net amount that is payable to the Participant after taking into account the provisions of Code Section 4999 will reflect the intent of the parties as expressed in this Section 3(g). The Participant shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require payment of an Excise Tax or an additional Excise Tax on the Total Payments (a "Claim"). Such notification shall be given as soon as practicable but no later than ten (10) business days after the Participant is informed in writing of such Claim and shall apprise the Company of the nature of such Claim and the date on which such Claim is requested to be paid. The Participant shall not pay such Claim prior to the expiration of the thirty (30) calendar day period following the date on which the Participant gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such Claim is due). If the Company notifies the Participant in writing prior to the expiration of such period that it desires to contest such Claim, the Participant shall: (1) give the Company any information reasonably requested by the Company relating to such Claim, (2) take such action in connection with contesting such Claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such Claim by an attorney reasonably selected by the Company, (3) cooperate with the Company in good faith in order to contest effectively such Claim, and (4) permit the Company to participate in any proceedings relating to such Claim; provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Participant harmless for any Excise Tax, additional Excise Tax, or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 3(g), the Company, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such Claim and may, at its sole option, either direct the Participant to pay the tax claimed and sue for a refund or contest the Claim in any permissible manner, and the Participant agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one (1) or more appellate courts, as the Company shall determine, provided, however, that if the Company directs the Participant to pay such Claim and sue for a refund, the Company shall advance the amount of such payment to the Participant on an interest-free basis or, if such an advance is not permissible under applicable law, pay the amount of such payment to the Participant as additional compensation, and shall indemnify and hold the Participant harmless from any Excise Tax, additional Excise Tax, or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or additional compensation; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Participant with respect to which such contested amount is claimed to be due is limited solely to such contested amount. The Company shall reimburse any fees and expenses provided for under this Section 3(f)(ii) on or before the last day of the Participant's taxable year following the taxable year in which the fee or expense was incurred, and in accordance with the other requirements of Code Section 409A.

iii.
If, after the receipt by the Participant of an amount advanced or paid by the Company pursuant to Section 3(f) above, the Participant becomes entitled to receive any refund with respect to such Claim, the Participant shall (subject to the Company's complying with the requirements of Section 3(f) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by the Participant of an amount advanced by the Company pursuant to Section 3(f), a determination is made that the Participant shall not be entitled to any refund with respect to such Claim and the Company does not notify the Participant in writing of its intent to contest such denial of refund prior to the expiration of sixty (60) calendar days after such determination, then such advance shall be forgiven and shall not be required to be repaid.

h.
Process for Termination for Good Reason. Where applicable (including, for the avoidance of doubt, whether or not in anticipation of, upon or in the twenty-four (24) months following a Change in Control), a Participant may terminate employment for Good Reason by giving the Company thirty (30) calendar days’ prior written notice; provided that, if Participant purports to terminate employment for Good Reason, the Participant must give the Company written notice of the Participant’s intent to terminate for Good Reason within sixty (60) calendar days of the occurrence of the event that allegedly constitutes Good Reason. The Company shall have a right to cure the event(s) or omission(s) alleged to constitute Good Reason for a period of thirty (30) calendar days after notice from the Participant of the Participant’s intention to terminate for Good Reason and, if not cured, the Participant may terminate employment within one hundred twenty (120) calendar days of the occurrence of the event that allegedly constitutes Good Reason. The Company in its discretion may elect a termination date that is earlier than the conclusion of the sixty (60) calendar day notice period, but the termination shall still be deemed a voluntary termination by the Participant with Good Reason under this Section.

i.
Effect on Equity Grants. Unless otherwise expressly set forth elsewhere in this Plan, the treatment of any equity compensation awards held by a Participant shall be governed by the terms of the plan or agreement under which such awards were granted and this Plan shall not be interpreted in any way to revise or amend the terms of any such grant.

4.
Mitigation; Offset. Participants shall not be required to mitigate the amount of any payment or benefit provided for in the Plan by seeking other employment or otherwise and no such payment or benefit shall be offset or reduced by the amount of any compensation or benefits provided to a Participant in any subsequent employment. Except as otherwise provided in connection with the vesting of equity grants, which shall be governed in accordance with their corresponding grant documents, the severance payments and benefits under the Plan to a Participant are intended to constitute the exclusive payments and benefits in the nature of severance or termination pay that shall be due to a Participant upon termination of his or her employment and shall be in lieu of (or offset by) any other such payments or benefits under any agreement, plan, practice or policy of the Company or any of its affiliates. The severance payments and benefits to which a Participant is otherwise entitled shall be further reduced (but not below zero) by any payments or benefits to which the Participant may be entitled under any federal, state or local plant-closing (or similar or analogous) law (including, without limitation, the U.S. Worker Adjustment and Retraining Notification Act).

5.	Administration of the Plan.

a.
Plan Administrator; Notice. The general administration of the Plan and the responsibility for carrying out the provisions of the Plan will be placed with the Plan Administrator. Any and all notices, requests, demands, and other communications provided for herein shall be sufficient if in writing and shall be deemed to have been duly given if delivered by hand or if sent by registered or certified mail, return receipt requested. Notice shall be deemed to have been given when notice is received by the party on whom the notice was served. Notice to the Plan Administrator shall be sent to the following address, with attention to the Plan Administrator:

Vera Bradley, Inc.
12420 Stonebridge Road
Roanoke, IN 46783
Attention: General Counsel
Notice to the Participant shall be addressed to the Participant at the Participant’s last mailing or electronic mailing address as shown on the records of the Company.

b.
Duties and Powers. The Plan Administrator is the named fiduciary of the Plan and will have all powers necessary and or helpful to administering the Plan in all its details. This authority includes, but is not limited to, determining eligibility for participation and, where clearly stated in the designation of Plan participation and subsequently in the notice to a Participant of Plan participation, varying the terms of the Plan with respect to a particular Participant; making rules and regulations for the administration of the Plan that are consistent with the terms and provisions of the Plan; construing all terms, provisions, conditions and limitations of the Plan, and resolving ambiguities, correcting deficiencies and supplying omissions; determining all questions arising out of, or in connection with, cases in which the Plan Administrator deems such a determination advisable; and amending the Plan. The Plan Administrator shall have the full discretion to exercise the powers conferred by the Plan, and all such acts and determinations will be final, binding and conclusive upon all interested parties. The Plan Administrator shall also have the authority to designate other individuals to exercise the powers of the Plan Administrator on its behalf.

c.
Claims. The Company will pay benefits under this Plan to the Participant without requiring a formal written claim filed by the Participant. However, if any Participant believes he or she is being denied any rights or benefits under the Plan, such Participant may file a claim in writing with the Plan Administrator, as described below.

i.
The Plan Administrator shall determine whether or not to approve a claim for severance benefits within ninety (90) calendar days after receiving it. If the Plan Administrator wholly or partially denies a Participant’s claim for benefits, the Plan Administrator shall give the claimant written notice of such denial (a “Denial Notice”) within such ninety (90) day period, setting forth:

1.	The specific reason(s) for the denial;

2.	Specific reference to pertinent Plan provisions on which the denial is based;

3.	A description of any additional material or information which must be submitted to perfect the claim, and an explanation of why such material or information is necessary; and

4.	An explanation of the Plan’s review procedure as set forth in Section 5(c)(ii) below.

ii.
If a Participant wishes to appeal the denial or partial denial of a claim for benefits under the Plan, the Participant shall so notify the Plan Administrator in writing within sixty (60) calendar days after receiving the Denial Notice, during which period the Participant shall have the right to submit to the Plan Administrator written materials or information in support of his or her claim (which shall include any materials or information requested in the Denial Notice). If the Participant so requests, the Plan Administrator shall afford the Participant the opportunity, before the end of such sixty-day period, to meet with the Plan Administrator to discuss his or her claim. In addition, upon request, the Participant shall be provided, free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the Participant’s claim for benefits. The Plan Administrator shall make a final determination with respect to such claim, and shall notify the Participant of the determination, within sixty (60) calendar days following the end of the sixty (60) day appeal period. The Plan Administrator’s decision on review shall be final and binding upon a Participant. If a Participant fails to request an appeal within this timeframe, it shall be conclusively determined for all purposes that the denial of the claim is correct.

iii.
If a claim involves a Disability determination, the claims and review procedures described above will apply but the time limits will differ. The Plan Administrator will have forty-five (45) calendar days to respond to the initial claim, and the Participant will have one hundred eighty (180) calendar days after receiving a Denial Notice for a claim involving a Disability determination in which to submit a request for review of the Denial Notice. The Plan Administrator shall reach a final decision and notify the Participant in writing of the decision within forty-five (45) calendar days after the date it receives the Participant's request for review.

iv.
The claim and review procedures described above must be utilized before a legal action may be brought against the Company or the Plan. Any legal action must be filed within one (1) year of receiving final notice of a denied claim.

6.	Plan Amendment and Termination; Successors

a.
Amendment and Termination. The Plan, and any part thereof, is subject to amendment, waiver or individual adjustment by the Plan Administrator at any time and from time to time, for any reason, provided that no such amendment, waiver, adjustment or termination shall decrease or otherwise adversely affect the rights or entitlements possessed by a Participant, whether prior to or after such Participant’s termination of employment, and whether with respect to benefits under the Plan to which a Participant is then entitled or with respect to which such Participant may become entitled upon a termination for Good Reason or without Cause, without such Participant’s written consent; provided, however, that no amendment of this plan shall be effective until twelve (12) months following written notice to all Participants.

b.
Plan Expiration. The Plan shall automatically renew on December 31 of each year, unless the Plan Administrator provides advanced written notice to Participants at least six (6) months prior to the end of the then current term; provided, however, that this Plan may in no event be terminated in the twenty-four (24) months following a Change in Control. No termination of employment of an individual occurring after such expiration shall give rise to any rights to severance benefits under the Plan, but such expiration shall have no effect on the severance benefits to which any Participant whose termination of employment occurs on or prior to such date is entitled. For the avoidance of doubt, following the termination of the Plan, the Company or its successor shall remain obligated to discharge any payment obligations under the Plan that arose prior to such termination.

c.
Successors. The Company shall cause the Plan to be assumed by any successor of the Company, whether such succession occurs by merger, asset acquisition or otherwise, unless such assumption would occur by operation of law.

7.	Restrictive Covenants.

a.
Non-Competition. The Participant understands the global nature of the Company's businesses and the effort the Company undertakes to develop and protect its business, goodwill, confidential information and competitive advantage. Accordingly, the Participant recognizes and agrees that the scope and duration of the restrictions described in this Section 7 are reasonable and necessary to protect the legitimate business interests of the Company. All payments and benefits to the Participant under this Plan are conditioned expressly on the Participant's compliance with each of the provisions of this Section 7. During the period of the Participant's employment and for a period of one (1) year following Participant's termination of employment for any reason, the Participant shall not:

i.
Associate, directly or indirectly, as an employee, officer, director, agent, partner, owner, stockholder, representative, consultant, or vendor with, for, or on behalf of any Competitor (as defined below) (as an “Association”), unless the Plan Administrator in the exercise of its reasonable discretion has approved each Association in accordance with the following sentence. The Plan Administrator’s approval for an Association will be evidenced exclusively by a written agreement that has been executed and delivered by, and is legally binding on, the Company and the Participant, that includes terms and conditions that the Plan Administrator deems reasonably necessary to preserve its goodwill and the confidentiality of the Confidential Information (as defined below) in accordance with this Plan, and that includes all other terms and conditions that the Plan Administrator determines in its sole discretion are reasonably necessary under the circumstances. The restrictions in the foregoing sentences of this Section 7(a)(i) apply to the Participant’s direct and indirect performance of the same or similar activities the Participant has performed for the Company or any of its Affiliates and to all other activities that reasonably could lead to the use or the disclosure of Confidential Information. The Participant will not have violated this Section 7(a)(i) solely as a result of the Participant’s investment in capital stock or other securities of a Competitor or any of its Affiliates listed on a national securities exchange or actively traded in the over-the-counter market if the Participant and the members of the Participant’s immediate family do not, directly or indirectly, hold more than one percent of all such shares of capital stock or securities issued and outstanding. For purposes of this Plan, the term “Competitor” means each entity, company, enterprise or group, including any newly started one, which is engaged in the sale of the following product categories: duffel bags, backpacks, totes, or handbags and whose annual sales revenue is less than three hundred million dollars ($300,000,000) or an entity, company enterprise or group set forth on Appendix C hereto, which the Plan Administrator shall amend and update not later than March 31 of each year, or at any other time it deems necessary or desirable, in its sole and absolute discretion.

ii.
solicit or accept if offered to the Participant, with or without solicitation, on the Participant’s own behalf or on behalf of any other person, the services of any person who is a then-current employee of the Company (or was an employee of the Company during the year preceding such solicitation), (B) solicit any of the Company's then-current employees (or an individual who was employed by or engaged by the Company during the year preceding such solicitation) to terminate employment or an engagement with the Company, not including any general, non-targeted advertising, or (C) agree to hire any then-current employee (or an individual who was an employee of the Company during the year preceding such hire) of the Company into employment with the Participant or any company, individual or other entity; provided that the foregoing shall not be violated by a hiring with respect to which the Participant had no personal involvement in any manner or by the Participant serving as a reference upon request; or

iii.
On behalf of a Competitor, directly or indirectly divert or attempt to divert from the Company any business in which the Company has been actively engaged during the Participant's employment, nor interfere with the relationships of the Company or with their sources of business.

b.
Confidentiality. The Participant recognizes that the Company will disclose Confidential Information to the Participant during the period of the Participant's employment to enable the Participant to perform his duties. Subject to the following sentence, the Participant shall not during the Participant’s employment (except in connection with the proper performance of the Participant’s duties) and thereafter, without the prior written consent of the Board, disclose to any person or entity, or use for any reason or purpose, any material or significant Confidential Information concerning the business of the Company that Participant obtained in the course of Participant's employment. This Section shall not be applicable if and to the extent Participant is required to testify in a legislative, judicial or regulatory proceeding pursuant to an order of Congress, any state or local legislature, a judge, or an administrative law judge, or if such Confidential Information is required to be disclosed by the Participant by any law, regulation or order of any court or regulatory commission, department or agency; provided, however, that the Participant shall provide the Company with prompt notice thereof so that the Company may seek an appropriate protective order and/or waive compliance with this Section with respect to such requirement. In the absence of a protective order or the receipt of waiver hereunder, if the Participant is nonetheless, in the opinion of the Participant's counsel, compelled to furnish the Company's confidential information to any third party or else stand liable for contempt or suffer other censure or penalty, such party may furnish such information without liability under this Section or otherwise. The Participant further agrees that if the Participant's employment is terminated for any reason, the Participant will not take, but will leave with the Company, all records and papers and all matter of whatever nature that bears Confidential Information of the Company. For purposes of this Plan, the term "Confidential Information" shall include, but not be limited to, product assortment, product design, prints, any and all records, notes, memoranda, data, writings, research, personnel information, customer information, pricing, sales and marketing information, product information or designs, supplier lists, the Company's financial information and plans, processes, methods, techniques, systems, formulas, patents, models, devices, compilations or any other information of whatever nature in the possession or control of the Company, that has not been published or disclosed to the general public, the fashion industry or the design industry. For purposes of this Plan, the term "Confidential Information" shall not include the Participant's personal address book.

c.
Non-disparagement. The Participant agrees not to make, repeat, authorize, or permit any person under the Participant’s control to make, directly or indirectly, any public statements (whether oral or written), comments, remarks, or publications of any type or of any nature, to anyone, including but not limited to the news media, investors, potential investors, industry analysts, competitors, strategic partners, vendors, employees (past and present), and customers, which would defame or disparage the business reputation, practices, or conduct of the Company or its Affiliates (including its products, services or its business decisions), or their employees, directors or officers, or any of them, at any time now or in the future. The Company agrees that its Board of Directors,

Executive Vice Presidents and Chief Executive Officer will not, directly or indirectly, make, repeat, authorize or permit any person under its, his or her control to make any public statements (whether oral or written), comments, remarks, or publications of any type or of any nature to anyone, including but not limited to the news media, industry analysts, competitors, strategic partners, vendors, employees (past and present), and customers, which would defame or disparage the reputation of the Participant at any time now or in the future. Nothing set forth in this Section 7(c) shall be interpreted to prohibit the Participant, the Company, the Company's Affiliates, or the directors, partners, officers and employees of the Company and its Affiliates from making truthful statements (i) in the good faith normal performance of his, her or their duties, (ii) when required by law, subpoena or court order and/or from responding to any inquiry by any regulatory or investigatory organization, (iii) of a normal competitive nature, or (iv) in direct rebuttal to a disparaging statement made by another.

d.
Remedies. If the Participant violates or threatens to violate any provision of this Section 7, the Company or its successors in interest shall be entitled, in addition to any other remedies that they may have, including money damages, to (i) an injunction to be issued by a court of competent jurisdiction restraining the Participant from committing or continuing any violation of this Section 7 and, in the event of a material violation, (ii) cessation of the severance payments and benefits provided under Section 3. In the event that the Participant is found to have breached any provision set forth in this Section 7, the time period provided for in that provision shall be deemed tolled (i.e., it will not begin to run) for so long as the Participant was in violation of that provision.

e.
Judicial Modification. If a court of competent jurisdiction declares that any term or provision of this Section 7 is invalid or unenforceable, the Company and the Participant intend that (i) the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or geographic area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, (ii) the Company and the Participant shall request that the court exercise that power, and (iii) the Plan shall be enforceable as so modified after the expiration of the time within which the judgment or decision may be appealed.

8.
Severance Agreement and Release. Any and all amounts payable and benefits or additional rights provided pursuant to this Plan beyond Accrued Amounts shall only be payable if the Participant delivers to the Company an original, signed release of claims of the Participant occurring up to the release date, in a form substantially the same as attached hereto as Appendix B (the "Release"). The Company shall deliver the Release to the Participant within ten (10) calendar days of the date the Participant's employment terminates and Participant must deliver to the Company and not revoke an executed and enforceable Release no later than thirty (30) calendar days after the date the Participant's employment terminates (the "Release Deadline"). Payment of the amounts described in Section 3 shall commence no earlier than the date on which the Participant delivers to the Company and does not revoke an executed and enforceable release as described herein. Payment of any severance or benefits that are not exempt from Code Section 409A shall be delayed until the Release Deadline, irrespective of when the Participant executes the Release; provided, however, that where the Participant's termination of employment and the Release Deadline occur within the same fiscal year, the payment may be made up to thirty (30) calendar days prior to the Release Deadline, and provided further that where the Participant's termination of employment and the Release Deadline occur in two separate fiscal years, payment may not be made before the later of January 1 of the second year or the date that is thirty (30) calendar days prior to the Release Deadline. As part of the Release, the Participant shall affirm that the Participant (a) has advised the Company, in writing, of any facts that the Participant is aware of that constitute or might constitute a violation of any ethical, legal or contractual standards or obligations of the Company or any Affiliate, and (b) is not aware of any existing or threatened claims, charges, or lawsuits that the Participant has not disclosed to the Company. If the Release is not delivered to the Company in accordance with this Section 8, the Participant shall not be entitled to receive any benefits payable under this Plan. By accepting benefits under this Plan, the Participant acknowledges and agrees that if the Participant files a lawsuit or accepts recoveries, payments, or benefits based on any claims that the Participant has released under the Release, as a condition precedent for maintaining or participating in any lawsuit or claim, or accepting any recoveries, payments, or benefits, the Participant shall forfeit immediately such benefits paid under this Plan and promptly reimburse the Company for any such benefits already provided.

9.	Miscellaneous

a.
Compensation Recovery Policy. Notwithstanding any provision in this Plan to the contrary, payments under this Plan will be subject to any Compensation Recovery Policy established by the Company and amended from time to time.

b.
Employment Status. The Plan does not constitute a contract of employment or impose on the Company any obligation to retain any the Participant as an employee or to change any employment policies of the Company. A Participant’s receipt of benefits does not constitute any sort of extension or perpetuation of employment beyond such Participant’s actual date of employment termination.

c.
Withholding of Taxes. The Company shall withhold from any amounts payable under the Plan all federal, state, local or other taxes that are legally required to be withheld, as well as any other amounts authorized or required by policy, including, but not limited to, withholding for garnishments and judgments or other court orders.

d.
No Effect on Other Benefits. Severance benefits shall not be counted as compensation for purposes of determining benefits under other benefit plans, programs, policies and agreements, except to the extent expressly provided therein.

e.
Validity and Severability. The invalidity or unenforceability of any provision of the Plan shall not affect the validity or enforceability of any other provision of the Plan, which shall remain in full force and effect, and any prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

f.
Settlement of Claims. The Company’s obligation to make the payments provided for in the Plan and otherwise to perform its obligations hereunder shall not be affected by any circumstances, including, without limitation, any set-off, counterclaim, defense, recoupment or other right which the Company may have against a Participant or others.

g.
Assignment. The Plan shall inure to the benefit of and shall be enforceable by a Participant’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If a Participant should die while any amount is still payable to the Participant under the Plan had the Participant continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of the Plan to the Participant’s estate. A Participant’s rights under the Plan shall not otherwise be transferable or subject to lien or attachment.

h.
Governing Law. The Plan shall be governed by ERISA and, to the extent not preempted thereby, by the substantive laws of the State of Indiana, without regard to its internal conflicts of laws provisions.

i.
Severability. In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity will not affect the remaining parts of the Plan, and the Plan must be construed and enforced as if the illegal or invalid provision had not been included. Further, the captions of the Plan are not part of the provisions herein and will have no force or effect. Notwithstanding anything in the Plan to the contrary, the Company shall have no obligation to provide any severance benefits to the Participant hereunder to the extent, but only to the extent, that such provision is prohibited by the terms of any final order of a federal, state, or local court or regulatory agency of competent jurisdiction, provided that such an order shall not affect, impair, or invalidate any provision of the Plan not expressly subject to such order.

j.
Plan Funding. The Company will provide all severance benefits due and owing directly out of its general assets. To the extent that a Participant acquires a right to receive benefits under the Plan, such right shall be no greater than the right of an unsecured general creditor of the Company. Nothing herein contained may require or be deemed to require, or prohibit or be deemed to prohibit, the Company to segregate, earmark, or otherwise set aside any funds or other assets, in trust or otherwise, to provide for any severance benefits.

k.
Gender and Number. Except where otherwise indicated by the context, any masculine term used herein includes the feminine, any feminine term used herein includes the masculine, the plural includes the singular, and the singular includes the plural.

l.
State Unemployment Benefits. Severance is expressly allocated over the severance pay period for purposes of state unemployment benefits, even if paid in a lump sum. The "severance pay period" is the period of time beginning on the effective date of the Participant's termination of employment and extending for the number of weeks for which the terminated Participant would otherwise receive a week's pay under the Plan.

m.
Code Section 409A. Notwithstanding anything in the Plan to the contrary, to the extent a Participant is considered a "specified employee" (as defined in Code Section 409A) and would be entitled to a payment during the six (6) month period beginning on Participant's date of termination that is not otherwise excluded under Code Section 409A, the payment will not be made to the Participant until the earlier of the six (6) month anniversary of Participant's Separation from Service or Participant's death and will be accumulated and paid on the first day of the seventh (7th) month following the date of termination. To the extent any benefit payable under this Plan constitutes nonqualified deferred compensation under Code Section 409A, such benefit will not be paid unless the Participant's termination of employment qualifies as a Separation from Service. The Company may amend the Plan to the minimum extent necessary to satisfy the applicable provisions of Code Section 409A. The Company cannot guarantee that any payments and benefits provided to a Participant under the Plan will satisfy all applicable provisions of Code Section 409A.

APPENDIX A
Additional Information for Summary Plan Description
This Appendix A, together with the Plan document, constitutes the summary plan description of the Plan. References in this Appendix A to “you” or “your” are references to the Participant. Any term capitalized but not defined in this Appendix A will have the meaning set forth in the Plan.
Your Rights Under ERISA
As a participant in the Plan, you are entitled to certain rights and protections under ERISA. ERISA provides that all Plan participants shall be entitled to:

•	Receive information about the Plan and benefits offered under the Plan.

•
Examine, without charge, at the Plan Administrator’s office and at other specified locations, all documents governing the Plan, and a copy of the latest annual report filed by the Plan with the U.S. Department of Labor and available at the Public Disclosure Room of the Employee Benefit Security Administration.

•
Obtain, upon written request to the Plan Administrator, copies of documents governing the operation of the Plan, and copies of the latest annual report and updated summary plan description. The Plan Administrator may make a reasonable charge for the copies.

Prudent Action by Plan Fiduciaries
In addition to creating rights for Plan participants, ERISA imposes duties upon the people who are responsible for the operation of the Plan. The people who operate your Plan, called fiduciaries of the Plan, have a duty to do so prudently and in the interest of you and other Plan participants and beneficiaries. No one, including the Company, or any other person, may fire you or otherwise discriminate against you in any way to prevent you from exercising your rights under ERISA.
Enforce Your Rights
If your claim for a benefit is denied or ignored in whole or in part, you have a right to know why this was done, to obtain copies of documents relating to the decision without charge, and to appeal any denial, all within certain time schedules.
Under ERISA, there are steps you can take to enforce the above rights. For instance, if you request a copy of Plan documents or the latest annual report from the Plan and do not receive them within 30 days, you may file suit in a Federal court. In such a case, the court may require the Plan Administrator to provide the materials and pay you up to $110 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the Plan Administrator. If you have a claim for benefits that is denied or ignored, in whole or in part, you may file suit in a state or Federal court. If you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a Federal court. The court will decide who should pay court costs and legal fees. If you are successful, the court may order the person you have sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees, for example, if it finds your claim is frivolous.
Assistance With Your Questions
If you have any questions about the Plan, you should contact the Plan Administrator. If you have any questions about this statement or about your rights under ERISA, or if you need assistance in obtaining documents from the Plan Administrator, you should contact the nearest office of the Employee Benefits Security Administration, U.S. Department of Labor, listed in your telephone directory or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue N.W., Washington, D.C. 20210. You also may obtain certain publications about your rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration.

General Plan Information

Plan Sponsor:	Vera Bradley, Inc. 12420 Stonebridge Road Roanoke, IN 46783 Attention: General Counsel Telephone: [omitted]
Plan Name:	Vera Bradley, Inc. 2014 Executive Severance Plan
Type of Plan:	ERISA welfare benefit plan
Source of Funds:
The Company will pay all benefits due and owing under the Plan directly out of its general assets. To the extent that a Participant acquires a right to receive benefits under the Plan, such right shall be no greater than the right of an unsecured general creditor of the Company.

Plan Number:	Not applicable
Employer Identification Number:	27-2935063
Plan Administrator:	Compensation Committee of the Board of Directors of Vera Bradley, Inc. Vera Bradley, Inc. 12420 Stonebridge Road Roanoke, IN 46783 Attention: General Counsel Telephone: [omitted]
Agent for Service of Legal Process:	Plan Administrator
Plan Year:	The Company’s fiscal year
Successors:
The Company shall cause the Plan to be assumed by any successor of the Company, whether such succession occurs by merger, asset acquisition or otherwise, unless such assumption would occur by operation of law.

Binding Legal Contract:	This Plan shall be a binding legal contract between the Company and the Participant.

Appendix B
RELEASE AND WAIVER AGREEMENT
This Release and Waiver Agreement (“Agreement”) is entered into this ___ day of ________________, 20__ by and between Vera Bradley, Inc., an Indiana corporation (the “Corporation”) and (hereinafter “Executive”).
WHEREAS, Executive’s employment with the Corporation is terminated effective __________________, 20__ (“Termination Date”) and the Corporation and Executive have voluntarily agreed to the terms of this Agreement in exchange for severance benefits under the Vera Bradley, Inc. 2014 Executive Severance Plan (the “Plan”), to which Executive otherwise would not be entitled;
WHEREAS, accordingly the Corporation has determined that Executive will receive certain severance benefits if Executive executes and complies with the terms of this Agreement; and
WHEREAS, Executive acknowledges that the consideration received by Executive under the terms of this Agreement and the Plan for the release and waiver contained herein is in addition to any consideration the Corporation is otherwise required to provide Executive.
NOW, THEREFORE, in consideration of the promises and the mutual covenants and agreements set forth below, the parties hereby acknowledge and agree as follows:

1.
Severance. In consideration for Executive’s agreements contained herein and Executive’s compliance with Executive’s continuing obligations under the Plan, including his obligations under Section 7, the Corporation will pay Executive the applicable severance provided in Section 3 [Note-actual agreement to specify the applicable subsections of Section 3] of the Plan. Except as specifically provided in this Agreement, the Plan and any applicable plans, programs or arrangements of the Corporation including, without limitation, the Corporation’s Certificate of Incorporation or By-laws, as either may be amended from time to time, the Vera Bradley, Inc. 2010 Equity and Incentive Plan, as amended from time to time or any successor thereto (the “Equity Plan”) and any agreements thereunder, Executive shall not be entitled to any other payment, benefits or other consideration from the Corporation.

2.	Waiver and Release.

a.
In consideration for the payments and benefits to be provided to Executive as set forth herein and the Plan, Executive, himself and for any person or entity that may claim by Executive or through Executive, including Executive’s heirs, executors, administrators, successors and assigns, hereby knowingly, irrevocably, unconditionally and voluntarily waives, releases and forever discharges the Corporation, its Affiliates, and each of its individual or collective past, present and future parent, subsidiaries, divisions and affiliates, its and their joint ventures and its and their respective directors, officers, associates, employees, representatives, partners, consultants insurers, attorneys, administrators, accountants, executors, heirs, successors, and agents, and each of its and their respective predecessors, successors and assigns and all persons acting by, through or in concert with any of them (hereinafter collectively referred to as “Releasees”), from any and all claims, causes of action or liabilities relating to Executive’s employment with the Corporation or the termination thereof, known or unknown, suspected or unsuspected, arising from any omissions, acts or facts that have occurred up until and including the date Executive executes this Agreement which have been or could be asserted against the Releasees, including but not limited to:

i.
causes of action or liabilities relating to Executive’s employment with the Corporation or the termination thereof arising under Title VII of the Civil Rights Act, the Age Discrimination in Employment Act (the “ADEA”), the Employee Retirement Income Security Act, the Worker Adjustment and Retraining Notification Act, the American with Disabilities Act, the Equal Pay Act, the Family and Medical Leave Act, and the Delaware General Corporations Act as such Acts have been amended, and/or any other foreign, federal, state, municipal, or local employment discrimination statutes (including, but not limited to, claims based on age, sex, attainment of benefit plan rights, race, religion, national origin, marital status, sexual orientation, ancestry, harassment, parental status, handicap, disability, retaliation, and veteran status); and/or

ii.
causes of action or liabilities related to Executive’s employment with the Corporation or the termination thereof arising under any other federal, state, municipal, or local statute, law, ordinance or regulation; and/or

iii.	causes of action or liabilities relating to rights to or claims for pension, profit-sharing, wages, bonuses or other compensation or benefits; and/or

iv.
any other cause of action relating to Executive’s employment with the Corporation or the termination thereof including, but not limited to, actions seeking severance pay, except as provided herein, actions based upon breach of contract, wrongful termination, defamation, intentional infliction of emotional distress, tort, personal injury, invasion of privacy, defamation, discrimination, retaliation, promissory estoppel, fraud, violation of public policy, negligence and/or any other common law, or other cause of action whatsoever arising out of or relating to employment with and/or separation from employment with the Corporation and/or any of the other Releasees.

b.
Nothing herein shall limit or impede Executive’s right to file or pursue an administrative charge with, or participate in, any investigation before the Equal Employment Opportunity Commission, or any other local, state or federal agency, and/or any causes of action which by law Executive may not legally waive. Executive agrees, however, that if Executive or anyone acting on Executive’s behalf, brings any action concerning or related to any cause of action or liability released in this Agreement, Executive waives any right to, and will not accept, any payments, monies, damages, or other relief, awarded in connection therewith.

c.
Nothing herein shall constitute a waiver or release of any of Executive’s rights under this Agreement or the Plan, any other applicable plans, programs or arrangements of the Corporation including, without limitation, the Corporation’s Certificate of Incorporation or By-laws, as either may be amended from time to time, the Equity Plan and any agreements thereunder, or under the Indemnification Agreement.

d.
Executive expressly waives the benefits of any statute or rule of law that, if applied to this Agreement, would otherwise exclude from its binding effect any claims against the Corporation not now known by Executive to exist.

3.
Cause of Action. As used in this Agreement, the phrase “cause of action” includes all claims, covenants, warranties, promises, agreements, undertakings, actions, suits, counterclaims, causes of action, complaints, charges, obligations, duties, demands, debts, accounts, judgments, costs, expenses, losses, damages and liabilities, of whatsoever kind or nature, in law, equity or otherwise.

4.
No Assignment of Causes of Action. Executive represents and warrants that he has not filed or caused to be filed against the Releasees any claims, actions or lawsuits. Executive further represents and warrants that he has not sold, assigned, transferred, conveyed or otherwise disposed of to any third party, by operation of law or otherwise, any claim of any nature whatsoever relating to any matter covered by this Agreement.

5.
Representations of the Corporation. The Corporation represents that it is not presently aware of any cause of action that it or any of the other Releasees have against Executive as of the date hereof. The Corporation acknowledges that the release granted by Executive in Section 2 above will be null and void in the event the Corporation subsequently seeks to treat Executive’s termination of employment as “for Cause” under the Plan.

6.
Representations of Executive. Executive represents that Executive has been given an adequate opportunity to advise the Corporation’s human resources, legal, or other relevant management division, and has so advised such division in writing, of any facts that Executive is aware of that constitute or might constitute a violation of any ethical, legal or contractual standards or obligations of the Corporation or any Affiliate. Executive further represents that Executive is not aware of any existing or threatened claims, charges, or lawsuits that he/she has not disclosed to the Corporation.

7.
Notice to Seek Counsel, Consideration Period, Revocation Period. Executive acknowledges that Executive has been advised in writing hereby to consult with an attorney before signing this document and that Executive has had at least twenty-one (21) calendar days after receipt of this document to consider whether to accept or reject this Agreement. Executive understands that Executive may sign this Agreement prior to the end of such twenty-one (21) calendar day period, but is not required to do so. Under ADEA, Executive has seven (7) calendar days after Executive signs this Agreement to revoke it. Such revocation must be in writing and delivered either by hand or mailed and postmarked within the seven (7) calendar day period. If sent by mail, it is requested that it be sent by certified mail, return receipt requested to the Corporation’s General Counsel Office at 5620 Industrial Road, Fort Wayne, Indiana 46825. If Executive revokes this Agreement as provided herein, it shall be null and void and Executive shall not be entitled to receive the payments as described in the first sentence of Section 1 herein. If Executive does not revoke this Agreement within seven (7) calendar days of signing it, this Agreement shall become enforceable and effective on the seventh (7th) day after Executive signs this Agreement (“Effective Date”).

8.
Governing Law; Disputes. Jurisdiction and venue over disputes with regard to this Agreement shall be exclusively in the courts of the State of Indiana or the United States District Court for the Northern District of Indiana. This Agreement shall be construed and interpreted in accordance with and governed by the laws of the State of Indiana, without regard to the choice of laws provisions of such laws. The parties agree that any action brought by a party to enforce or interpret this Agreement shall be brought in a State or Federal Court sitting in Indiana; except that an action by the Corporation to enforce its rights under Section 7 of the Plan may also be brought in Executive’s state of residency or any other forum in which Executive is subject to personal jurisdiction. In addition, Executive and the Corporation specifically consent to personal jurisdiction in the State of Indiana for purposes of this Agreement.

9.
Amendment; Waiver. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by Executive and the Corporation. This Agreement shall be enforced in accordance with its terms and shall not be construed against either party.

10.
Severability. The parties agree that if any provision, section, subsection or other portion of this Agreement shall be determined by any court of competent jurisdiction to be invalid, illegal or unenforceable in whole or in part and such determination shall become final, such provision or portion shall be deemed to be severed or limited, but only to the extent required to render the remaining provisions and portion of this Agreement enforceable. This Agreement as thus amended will remain in full force and effect and will be binding on the parties and will be enforced so as to give effect to the intention of the parties insofar as that is possible. In addition, the parties hereby expressly empower a court of competent jurisdiction to modify any term or provision of this Agreement to the extent necessary to comply with existing law and to enforce this Agreement as modified.

11.
Enforcement. This Agreement may be pleaded as a full and complete defense and may be used as the basis for an injunction against any action at law or proceeding at equity, or any private or public judicial or non-judicial proceeding instituted, prosecuted, maintained or continued in breach hereof.

12.
No Enlargement of Employee Rights. Executive acknowledges that, except as expressly provided in this Agreement, any employment or contractual relationship between him and the Corporation is terminated, and that he has no future employment or contractual relationship with the Corporation other than the contractual relationship created by this Agreement, the Plan, any other applicable plans, programs or arrangements of the Corporation including, without limitation, the Corporation’s Certificate of Incorporation or By-laws, as either may be amended from time to time, the Equity Plan and any agreements thereunder, and the Indemnification Agreement. The Corporation has no obligation, contractual or otherwise, to employ or reemploy, hire or rehire, or recall or reinstate Executive in the future with the Corporation.

13.
No Representations. Executive represents that he has carefully read and understands the scope and effect of the provisions of this Agreement. Executive has not relied upon any representations or statements made by the Corporation that are not specifically set forth in this Agreement.

14.	Counterparts. This Agreement may be executed in two counterparts, each of which shall be deemed to be an original but both of which together will constitute one and the same instrument.

15.
Withholding. The Corporation shall withhold from any amounts payable under the Plan all federal, state, local or other taxes that are legally required to be withheld, as well as any other amounts authorized or required by policy, including, but not limited to, withholding for garnishments and judgments or other court orders.

16.
Successors and Assigns. This Agreement binds and inures to the benefit of Executive’s heirs, administrators, representatives, executors, successors and assigns, and the Corporation’s successors and assigns.

17.
Entire Agreement - Termination of Prior Agreements. This Agreement contains the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes any previous oral and written agreements or representations relating to the subject matters herein, except for the Employment Agreement, any other applicable plans, programs or arrangements of the Corporation including, without limitation, the Corporation’s Certificate of Incorporation or By-laws, as either may be amended from time to time, the Equity Plan and any agreements thereunder, and the Indemnification Agreement.

The undersigned hereby acknowledge and agree that Executive has carefully read and fully understands all the provisions of this Agreement, has had an opportunity to seek counsel regarding it and has voluntarily entered into this Agreement by signing below as of the date(s) set forth above.
IN WITNESS WHEREOF, the parties have executed this Agreement on the date indicated above.

VERA BRADLEY, INC. By: Its:	EXECUTIVE

Appendix C
Competitors effective as of March 1, 2018:

•	Matilda Jane Clothing

•	Brighton Collectibles LLC

•	Alex and Ani

•	Spartina 449

•	Cinda B.

•	Dooney & Bourke

•	Brahmin USA

•	LeSportsac

•	Kipling

Plan Participants
As of February 28, 2018
Participants:
John Enwright*
Daren Hull*
Mark C. Dely*
Beatrice Mac Cabe*
Kevin Korney*
Mary Beth Trypus
Stephanie Scheele

* Indicates a CEO Direct Report